                                                                 Exhibit 20.1

                                                        FOR IMMEDIATE RELEASE

CONTACTS:
Media         Jennifer O'Mahony  (415) 937-3084
              jom@netscape.com

Financial     Quincy Smith  (415) 937-3757
              quincy@netscape.com


              NETSCAPE REPORTS REVENUES OF $135.2 MILLION FOR THE
                             SECOND QUARTER 1997

       NEW COMMUNICATOR AND SUITESPOT PRODUCTS DRIVE ENTERPRISE MOMENTUM

MOUNTAIN VIEW, Calif. (July 22, 1997) - Netscape Communications Corporation (NASDAQ: NSCP) today reported its financial results for the second quarter ended June 30, 1997. Net revenues were $135.2 million, an 80 percent increase over revenues of $75.0 million for the same period in 1996. Net income for the second quarter 1997 was $8.8 million, or $0.10 per share, before the effect of a $52.6 million non-recurring charge for purchased in-process research and development relating to the previously announced acquisitions of DigitalStyle Corporation and Portola Communications, Inc.
The growth in net income represents a 52% increase over net income of $5.8 million or $0.07 per share for the second quarter of 1996 before reflecting merger related charges related to prior acquisitions. After reflecting the non-recurring charge of purchased in-process research and development, the net loss and loss per share for the second quarter of 1997 were $43.8 million and $0.49, respectively.

"This quarter saw Netscape deliver its flagship enterprise products - SuiteSpot 3.0 and Netscape Communicator, to resounding acclaim from customers, partners and developers." said Jim Barksdale, president and chief executive officer of Netscape. "With these new products Netscape has once again proven its competitive edge and reinforced its role as an Internet technology leader. In addition, we have expanded our enterprise focus and begun the work with our channels partners to aggressively deliver these products to customers ranging from small and medium businesses to large corporate enterprises. "

                               - more -

2-2-2-2

In the second quarter, Netscape shipped SuiteSpot 3.0 and Netscape Communicator underscoring its drive to lead the market for Internet software for the enterprise. Customers have already demonstrated strong demand for the products through Netscape's Design Win program. Under the program, companies such as Audi, Eastman Kodak, Knight Ridder, Prudential Healthcare and Shell plan to deploy a total of two million seats of Netscape software for messaging or Java/JavaScript applications. Each customer has committed to deploy a minimum of 500 seats. At product launch Netscape leveraged the reach of the Internet by banding with five of the largest sites on the Internet to enable users to download Netscape Communicator from their sites and an additional 30,000 Internet sites directed users to Netscape's own download site.

In June, Netscape culminated a quarter of intense developer activity with its third developer conference. DevCon III attracted the largest community of in-house and enterprise developers of any Netscape conference to date. Netscape used the occasion to lay out its platform roadmap and announce the adoption of the JavaBeans component model enabling developers to rapidly snap together components to build powerful Crossware applications. IBM, Oracle and Sun joined with Netscape to announce they will also support JavaBeans, ensuring interoperability between each company's respective software products. All four companies will also promote a standards-based approach to enterprise computing based on the OMG's CORBA Internet Inter-ORB Protocol standard.

During the quarter, Netscape also concentrated on building relationships with vendors of enterprise software. Focusing on working with vendors to web-enable existing enterprise applications, Netscape announced relationships with Forte to provide Internet-enabled distributed applications; with Aurum, Clarify, Remedy, Scopus, Silknet, and Vantive in the help desk and customer service arena; and with Arbor Software Corporation, Brio Technology, Business Objects, Cognos, Information Advantage, Informix Software, MicroStrategy, Inc., Oracle Corporation, PLATINUM technology, Prism Solutions, Inc. and Red Brick Systems for OLAP and data warehousing products.


                             - more -

3-3-3-3

The reach and power of the Netscape Internet site as a mechanism for helping the company communicate with and further serve both its enterprise customers and consumers was again highlighted by a number of key announcements.

Together with over twenty content providers and a dozen software vendors, Netscape announced Netscape Netcaster. Netcaster allows both enterprise users and individuals to subscribe to and receive pushed dynamic Web content, called "channels;" view Web sites and channels offline; and select from a listing of some of the best channels on the Internet. The first preview release of Netcaster included channels from ABCNEWS.com and CNNfn. Since then Netscape has announced users will have access to more than 100 channels. Subscriptions to Netscape In-box Direct, Netscape's program allowing users to receive online content of their choice directly in their email inboxes, also continue to grow and now total over 6.5 million subscriptions.

Using its Internet site to broaden distribution of third party software that supports the Netscape ONE platform, Netscape announced Netscape Software Depot by software.net, which will provide Internet-based electronic distribution and software product sales. For the small business and small office/home office (SOHO) market, Netscape and Concentric Network announced Netscape Virtual Office by Concentric. This service will be accessible via the Netscape Internet site and will offer customers hosted private Intranet services that can be accessed from anywhere on the Internet.

In a move which reinforced its commitment to open standards and demonstrated industry leadership Netscape, together with Firefly and VeriSign, encouraged over 60 leading companies, including Microsoft, to band together to support the Open Profiling Standard (OPS), a proposed standard that enables personalization of Internet services while protecting users' privacy.


                               - more -

4-4-4-4

Further demonstration of Netscape's role in driving open standards came with the announcement from ECMA (a European association for standardizing information and communications systems) of ECMAScript, a new Internet scripting language standard that is based on Netscape's JavaScript.
Developed at Netscape, JavaScript was submitted to this standards body six months ago so its standardization marks one of the most rapid implementations of the standards process to date.

Finally, this quarter Netscape also announced two acquisitions as well as the anticipated merger of its Navio affiliate with Oracle's Network Computer Inc. affiliate. Netscape acquired DigitalStyle, a leading Web graphics tools vendor and Portola Communications, known for its expertise in high-performance messaging systems. Netscape and Oracle announced a definitive agreement to merge their high-profile affiliates, Navio Communications, Inc. and Network Computer, Inc. (NCI). The merged company will develop software for open standards-based network computers and other Internet appliances that will be used in homes, businesses and schools.

Netscape Communications Corporation is a leading provider of open software for linking people and information over enterprise networks and the Internet. The company offers a full line of clients, servers, development tools and commercial applications to create a complete platform for next-generation, live on-line applications. Traded on NASDAQ under the symbol "NSCP", Netscape Communications Corporation in based in Mountain View, California.

                                ###

Additional information on Netscape Communications Corporation is available on the Internet at http://home.netscape.com, by sending email to info@netscape.com or by calling 415-937-2555 (corporations) or 415-937-3777 (individuals).

Netscape, Netscape Navigator and the Netscape N logo are registered trademarks of Netscape Communications Corporation. Other Netscape logos, product names, and service names are also trademarks of Netscape Communications Corporation, which may be registered in other countries.
Other product and brand names are trademarks of their respective owners.

                                NETSCAPE COMMUNICATIONS CORPORATION
                               CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               December 31,     June 30,
                                                                   1996           1997
                                                               ------------    -----------
(In thousands)                                                                 (Unaudited)
                                           ASSETS

Current assets:
   Cash and cash equivalents                                    $   87,530     $   59,813
   Short-term investments                                          113,034        110,695
   Accounts receivable, net                                        110,627        164,311
   Deferred tax assets                                              20,347         24,508
   Other current assets                                             16,892         17,605
                                                                ----------     ----------
          Total current assets                                     348,430        376,932

Property and equipment, net                                         86,567        110,895
Long-term investments                                               90,504        105,844
Other assets                                                        11,949         16,663
                                                                ----------     ----------
                                                                $  537,450     $  610,334
                                                                ----------     ----------
                                                                ----------     ----------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                             $   27,634     $   36,684
   Accrued compensation and related liabilities                     17,162         21,395
   Other accrued liabilities                                        12,781         19,975
   Income taxes payable                                              7,731          9,088
   Deferred revenues                                                80,294        101,221
   Current portion of long-term obligations
     and installment notes payable                                     714            905
                                                                ----------     ----------
          Total current liabilities                                146,316        189,268

Deferred taxes and other long-term obligations                         484          1,470

Stockholders' equity:
   Preferred stock, common stock and additional paid-in capital    399,022        460,098
   Deferred compensation                                            (6,128)        (4,900)
   Accumulated deficit                                              (2,227)       (38,056)
   Other                                                               (17)         2,454
                                                                ----------     ----------
      Total stockholders' equity                                   390,650        419,596
                                                                ----------     ----------
                                                                $  537,450     $  610,334
                                                                ----------     ----------
                                                                ----------     ----------

                         NETSCAPE COMMUNICATIONS CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                           Three Months Ended             Six Months Ended
                                                                June 30,                       June 30,
                                                        ------------------------      -------------------------
(In thousands, except per share data)                      1996          1997            1996           1997
                                                        ----------    ----------      -----------    ----------
Revenues:
   Product revenues                                     $  62,296     $  99,056        $ 111,347      $ 188,825
   Service revenues                                        12,710        36,151           19,780         66,623
                                                        ---------     ---------        ---------      ---------
      Total revenues                                       75,006       135,207          131,127        255,448

Cost of revenues:
   Cost of product revenues                                 9,703        11,119           16,514         20,870
   Cost of service revenues                                 2,325         6,198            4,008         12,265
                                                        ---------     ---------        ---------      ---------
      Total cost of revenues                               12,028        17,317           20,522         33,135
                                                        ---------     ---------        ---------      ---------

Gross profit                                               62,978       117,890          110,605        222,313

Operating expenses:
   Research and development                                17,826        31,836           31,952         60,811
   Sales and marketing                                     32,506        61,736           58,311        115,778
   General and administrative                               6,018        10,832           11,224         20,523
   Purchased in-process research and development
    and merger related charges                              6,100        52,587            6,100         52,587
                                                        ---------     ---------        ---------      ---------
      Total operating expenses                             62,450       156,991          107,587        249,699
                                                        ---------     ---------        ---------      ---------

Operating income (loss)                                       528       (39,101)           3,018        (27,386)

   Interest income, net                                     1,878         2,443            4,309          4,838
   Equity in net losses of joint ventures                    (416)       (1,938)            (416)        (3,439)
                                                        ---------     ---------        ---------      ---------
      Interest and other income, net                        1,462           505            3,893          1,399
                                                        ---------     ---------        ---------      ---------

Operating income (loss) before income taxes                 1,990       (38,596)           6,911        (25,987)

Provision for income taxes                                  1,084         5,177            2,416          9,842
                                                        ---------     ---------        ---------      ---------

Net income (loss)                                       $     906     $ (43,773)       $   4,495      $ (35,829)
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------

Net income (loss) per share                             $    0.01     $   (0.49)       $    0.05      $   (0.41)
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------

Shares used in computing net income (loss) per share       87,937        88,661           86,470         88,399
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------

EXCLUDING IN-PROCESS RESEARCH AND DEVELOPMENT AND MERGER RELATED CHARGES:

Net income                                              $   5,776     $   8,814        $   9,365      $  16,758
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------

Net income per share                                    $    0.07     $    0.10        $    0.11      $    0.18
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------

Shares used in computing net income per share              87,937        91,049           86,470         90,917
                                                        ---------     ---------        ---------      ---------
                                                        ---------     ---------        ---------      ---------